The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated November 3, 2008)	Registration No. 333-154968

$110,000,000
Common Stock

We are offering           shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.” The last reported closing sale price of our common stock on the Nasdaq Global Select Market, on March 12, 2010, was $14.79 per share.

Investing in our common stock involves risks. Before buying any shares you should carefully read the discussion of material risks in investing in our common stock in “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount and commissions	$	$

Proceeds, before expenses, to us	$	$

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

We have granted the underwriters a 30-day option to purchase up to an additional           shares of common stock to cover over-allotments.

The underwriters expect to deliver the shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on or about March   , 2010.

D.A. Davidson & Co.
Sole Book-Running Manager

Keefe, Bruyette & Woods, Inc.
Sandler O’Neill + Partners, L.P.
Stifel Nicolaus

The date of this prospectus supplement is March   , 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and D.A. Davidson & Co., Keefe, Bruyette & Woods, Inc., Sandler O’Neill & Partners, L.P. and Stifel, Nicolaus & Company, Incorporated, as underwriters, have not, authorized anyone to provide you with different information. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, we may offer and sell shares of our common stock described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference. Unless we state otherwise or the context indicates otherwise, references to “Glacier,” “we,” “us,” “our” and “the Company” in this prospectus supplement and the accompanying prospectus refer to Glacier Bancorp, Inc. and its subsidiaries.

OUR COMPANY

Glacier Bancorp, Inc. is a regional multi-bank holding company headquartered in Kalispell, Montana. We provide commercial banking services from 106 banking offices located in Montana, Idaho, Wyoming, Colorado, Utah and Washington. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations and public entities.

We conduct our banking operations through eleven wholly-owned subsidiary commercial banks:

•	Glacier Bank, located in Kalispell, Montana, founded in 1955;

•	First Security Bank of Missoula, Montana, founded in 1973;

•	Valley Bank of Helena, Montana, founded in 1978;

•	Big Sky Western Bank, located in Bozeman, Montana, founded in 1990;

•	Western Security Bank, located in Billings, Montana, founded in 2001;

•	First Bank of Montana, located in Lewistown, Montana, founded in 1924;

•	Mountain West Bank, located in Coeur d’Alene, Idaho with two branches in Utah and three branches in Washington, founded in 1993;

•	Citizens Community Bank, located in Pocatello, Idaho, founded in 1996;

•	1st Bank, located in Evanston, Wyoming with two branches Utah, founded in 1989;

•	Bank of the San Juans, located in Durango, Colorado, founded in 1998; and

•	First National Bank & Trust, located in Powell, Wyoming, founded in 1912.

Our subsidiary banks are principally governed and managed within the markets they serve, with significant local decision-making for lending activities, loan and deposit pricing, product selection, staffing, advertising, and community development activities. These customer-related activities are supported by companywide resources and services that include capital, information technology, operational and regulatory support, investment management, and sharing of best practices. We believe this business model enables us to best serve our customers by combining the benefits of local market knowledge, relationships, and responsiveness with the resources and support of a multi-billion dollar banking organization.

As of December 31, 2009, we had total assets of approximately $6.2 billion, total net loans receivable and loans held for sale of approximately $4.0 billion, total deposits of approximately $4.1 billion and approximately $686 million in stockholders’ equity. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.”

Our principal offices are located at 49 Commons Loop, Kalispell, Montana 59901, and our telephone number is (406) 756-4200.

THE OFFERING

Common stock we are offering	shares

Common stock to be outstanding after this offering	shares

Net proceeds	The net proceeds of the offering, after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us, will be approximately $ .

Use of Proceeds	We intend to use the net proceeds from this offering to support the continued growth of our banks and for general corporate purposes, which may include investments at the holding company level, capital allocations to our banking subsidiaries, and potential future business opportunities in our market areas, such as FDIC-assisted transactions. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement, and additional risks described in the documents we incorporate by reference, before investing in our common stock.

Nasdaq Global Select Market Symbol	“GBCI”

The number of our shares to be outstanding after the offering is based on 61,619,803 shares outstanding as of February 28, 2010. Unless we specifically state otherwise, the information contained in this prospectus supplement:

•	is based on the assumption that the underwriters will not exercise the over-allotment option granted to them by us;

•	excludes 2,294,925 shares of common stock issuable upon exercise of outstanding stock options as of February 28, 2010, with a weighted average exercise price of $20.00 per share; and

•	excludes 2,726,164 additional shares available for issuance as of February 28, 2010 under our employee and director stock option plans.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial information for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 is derived from audited consolidated financial statements of Glacier. The financial data below should be read in conjunction with the financial statements and notes thereto, incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	At or for the Fiscal Years Ended December 31
	2009	2008	2007	2006	2005
	Dollars in thousands, except per share data

Summary of Operations:
Interest income	$302,494	$302,985	$304,760	$253,326	$189,985
Interest expense	57,167	90,372	121,291	95,038	59,978

Net interest income	245,327	212,613	183,469	158,288	130,007
Provision for loan losses	124,618	28,480	6,680	5,192	6,023

Net interest income after provision for loan losses	120,709	184,133	176,789	153,096	123,984
Noninterest income	86,474	61,034	64,818	51,842	44,626
Noninterest expenses	168,818	145,909	137,917	112,550	90,926

Pre-tax net income	38,365	99,258	103,690	92,388	77,684
Income taxes	3,991	33,601	35,087	31,257	25,311

Net income	$34,374	$65,657	$68,603	$61,131	$52,373

Basic earnings per share(1)	$0.56	$1.20	$1.29	$1.23	$1.12
Diluted earnings per share(1)	$0.56	$1.19	$1.28	$1.21	$1.09
Cash dividends per share(1)	$0.52	$0.52	$0.50	$0.45	$0.40
Statement of Financial Conditions:
Total assets	$6,191,795	$5,553,970	$4,817,330	$4,471,298	$3,708,975
Cash and securities	1,716,969	1,125,347	927,933	998,654	1,102,664
Net loans receivable and loans held for sale	3,987,318	4,053,454	3,557,122	3,165,524	2,397,187
Allowance for Loan Losses	142,927	76,739	54,413	49,259	38,655
Total deposits	4,100,152	3,262,475	3,184,478	3,207,533	2,534,712
Total borrowings	1,241,618	1,449,187	940,570	646,508	719,413
Stockholders’ equity	685,890	676,940	528,576	456,143	333,239
Book value per share(1)	$11.13	$11.04	$9.85	$8.72	$6.91
Tangible book value per share(1)	$8.53	$8.43	$6.98	$5.96	$5.10
Key Operating Ratios:
Return on average assets	0.60%	1.31%	1.49%	1.52%	1.52%
Return on average equity	4.97%	11.63%	13.82%	16.00%	17.62%
Efficiency ratio	50.88%	53.32%	55.55%	53.56%	52.07%
Net interest margin(2)	4.82%	4.70%	4.50%	4.44%	4.25%
Cost of funds	1.15%	2.04%	2.99%	2.64%	1.92%
Dividend payout ratio	92.86%	43.33%	38.76%	36.59%	35.93%
Asset Quality Ratios
Non-performing assets to total assets	4.13%	1.46%	0.27%	0.19%	0.26%
Non-performing loans to gross loans	4.93%	1.77%	0.31%	0.23%	0.40%
Non-performing assets to loans plus OREO(3)	6.24%	2.04%	0.37%	0.28%	0.41%
Net charge-offs to average loans	1.41%	0.23%	0.06%	0.02%	0.02%
Allowance for loan and lease losses to total loans	3.46%	1.86%	1.51%	1.53%	1.59%
Allowance for loan and lease losses to non-performing assets	55%	91%	409%	554%	383%
Allowance for loan and lease losses to non-performing loans	70%	105%	484%	665%	396%
Capital Ratios
Average equity to average assets	12.16%	11.23%	10.78%	9.52%	8.61%
Tangible equity to tangible assets(4)	8.72%	9.59%	8.03%	7.20%	6.80%
Leverage ratio	11.20%	12.38%	10.48%	9.77%	9.17%
Tier 1 risk-based capital ratio	14.02%	14.30%	12.17%	12.10%	12.00%
Total risk-based capital ratio	15.29%	15.55%	13.42%	13.35%	13.26%

(1)	Revised for stock splits and stock dividends.

(2)	Calculated on a tax equivalent basis.

(3)	Non-performing assets (NPAs) include non-accrual loans, accruing loans past due more than 90 days, and other real estate owned (in all cases net of government guaranties), but do not include troubled debt restructurings that are not otherwise included in the preceding categories. For purposes of calculating the ratio of NPAs to total assets, total assets are the combined assets of our subsidiary banks.

(4)	Tangible equity and tangible assets exclude goodwill and other intangible assets.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider these risk factors together with all of the risk factors and other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase shares of our common stock.

Risks Associated with Our Business

We cannot accurately predict the effect of the continuing economic downturn on our future results of operations or the market price of our common stock.

The national economy and the financial services sector in particular continue to face challenges of a scope unprecedented in recent history. We cannot accurately predict the severity or duration of the continuing economic downturn, which has adversely impacted our markets and our Company. Any further deterioration in the economies of the nation as a whole or in our markets would have an adverse effect, which could be material, on our business, financial condition, results of operations and prospects, and could also cause the market price of our common stock to decline. While we cannot accurately predict how long these conditions may exist, the economic downturn could continue to present risks for some time for the industry and the Company.

Further economic deterioration in the market areas we serve, including Montana, Idaho, Wyoming, Utah, Colorado and Washington, as well as the continuation of the current economic downturn, may continue to adversely impact earnings and could increase credit risk associated with the loan portfolio.

The inability of borrowers to repay loans can erode earnings by reducing our earnings and by requiring us to add to our allowance for loan and lease losses. The effects of the national economic downturn are significantly impacting the market areas we serve. Further deterioration in the market areas we serve, as well as the continuation of the current economic downturn, could result in the following consequences, any of which could have an adverse impact, which could be material, on our business, financial condition, results of operations and prospects:

•	loan delinquencies may increase further;

•	problem assets and foreclosures may increase further;

•	collateral for loans made may decline further in value, in turn reducing customers’ borrowing power and reducing the value of assets and collateral associated with existing loans;

•	demand for banking products and services may decline; and

•	low cost or non-interest bearing deposits may decrease.

The allowance for loan and lease losses may not be adequate to cover actual loan losses, which could adversely affect earnings.

We maintain an allowance for loan and lease losses (“ALLL”) in an amount that we believe is adequate to provide for losses in our loan portfolio. While we strive to carefully manage and monitor credit quality and to identify loans that may become non-performing, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as non-performing or potential problem loans. By closely monitoring credit quality, we attempt to identify deteriorating loans before they become non-performing assets and adjust the ALLL accordingly. However, because future events are uncertain, and if the economic downturn continues or deteriorates further, there may be loans that deteriorate to a non-performing status in an accelerated time frame. As a result, future additions to the ALLL may be necessary. Because the loan portfolio contains a number of loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in non-performing loans, requiring an increase to the ALLL. Additionally, future significant additions to the ALLL may be required based on changes in the mix of loans comprising the portfolio, changes in the financial condition of borrowers, which may result from changes in economic conditions, or as a result of incorrect assumptions by management in determining the ALLL. Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our loan portfolio and the adequacy of the ALLL. These regulatory agencies may require us to recognize further loan loss provisions or charge-offs based upon their judgments, which may be different from our judgments. Any increase in the ALLL would have an adverse effect, which could be material, on our financial condition and results of operations.

We have a high concentration of loans secured by real estate, so any further deterioration in the real estate markets we serve could require material increases in ALLL and adversely affect our financial condition and results of operations.

At December 31, 2009, we had approximately $3.46 billion of loans secured by real estate, representing 84% of our total loan portfolio. A continuation of the downturn in the economic conditions or real estate values of the market areas we serve, and particularly a further deterioration of such economic conditions or real estate values, may cause us to have lower earnings and could increase credit risk associated with the loan portfolio, as the collateral securing those loans may decrease in value. The continued downturn in the local economy or a further deterioration of the local economy could have a material adverse effect both on the borrowers’ ability to repay these loans, as well as the value of the real property held as collateral. Our ability to recover on these loans by selling or disposing of the underlying real estate collateral is adversely impacted by declining real estate values, which increases the likelihood that we will suffer losses on defaulted loans secured by real estate beyond the amounts provided for in the ALLL. This, in turn, could require material increases in the ALLL which would adversely affect our financial condition and results of operations, perhaps materially.

A continued tightening of the credit markets may make it difficult to obtain adequate funding for loan growth, which could adversely affect earnings.

A continued tightening of the credit markets and the inability to obtain or retain adequate funds for continued loan growth at an acceptable cost may negatively affect our asset growth and liquidity position and, therefore, earnings capability. In addition to core deposit growth, maturity of investment securities and loan payments, we also rely on alternative funding sources through correspondent banking and borrowing lines with the Federal Reserve Bank and Federal Home Loan Bank to fund loans. In the event the current economic downturn continues, particularly in the housing market, these resources could be negatively affected, both as to price and availability, which would limit and or raise the cost of the funds available to us.

There can be no assurance we will be able to continue paying dividends on our common stock at recent levels.

Our ability to pay dividends on our common stock depends on a variety of factors. We paid dividends of $0.13 per share in each quarter of 2009. There can be no assurance that we will be able to continue paying quarterly dividends commensurate with recent levels. In connection with the recent completion of our regulatory exam, we received correspondence from the Federal Reserve requiring us to provide prior written notice and related information for staff review before declaring or paying dividends. In addition, current guidance from the Federal Reserve provides, among other things, that dividends per share generally should not exceed earnings per share. As a result, future dividends will depend on sufficient earnings to support them. Furthermore, our ability to pay dividends depends on the amount of dividends paid to us by our subsidiaries, which is also subject to government regulation, oversight and review. In addition, the ability of some of our subsidiary banks to pay dividends to us is subject to prior regulatory approval. See “Description of Capital Stock — Dividend Rights” below.

We may not be able to continue to grow our company organically or through acquisitions.

Historically, we have expanded through a combination of organic growth and acquisitions. If market and regulatory conditions remain challenging, we may be unable to grow organically or successfully complete potential future acquisitions. In particular, while we intend to focus any near-term acquisition efforts on FDIC-assisted transactions within our existing market areas, there can be no assurance that such opportunities will become available on terms that are acceptable to us. Furthermore, there can be no assurance that we can successfully complete such transactions, since they are subject to a formal bid process and regulatory review and approval.

The FDIC has increased insurance premiums to rebuild and maintain the federal deposit insurance fund and there may be additional future premium increases and special assessments.

The FDIC adopted a final rule revising its risk-based assessment system, effective April 1, 2009. The changes to the assessment system involve adjustments to the risk-based calculation of an institution’s unsecured debt, secured liabilities and brokered deposits. The revisions effectively result in a range of possible assessments under the risk-based system of 7 to 77.5 basis points. The potential increase in FDIC insurance premiums could have a significant impact on us.

On May 22, 2009, the FDIC imposed a special deposit insurance assessment of five basis points on all insured institutions. This emergency assessment was calculated based on the insured institution’s assets at June 30, 2009, and collected on September 30, 2009. This special assessment was in addition to the regular quarterly risk-based assessment.

The FDIC also has recently required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 and for 2010, 2011 and 2012, and increased the regular assessment rate by three basis points effective January 1, 2011, as a means of replenishing the deposit insurance fund. The prepayment was collected on December 30, 2009, and was accounted for as a prepaid expense amortized over the prepayment period.

The FDIC deposit insurance fund may suffer additional losses in the future due to bank failures. There can be no assurance that there will not be additional significant deposit insurance premium increases, special assessments or prepayments in order to restore the insurance fund’s reserve ratio. Any significant premium increases or special assessments could have a material adverse effect on our financial condition and results of operations.

Our loan portfolio mix increases our exposure to credit risks tied to deteriorating conditions.

Our loan portfolio contains a high percentage of commercial, commercial real estate and real estate acquisition and development loans in relation to the total loans and total assets. These types of loans have historically been viewed as having more risk of default than residential real estate loans or certain other types of loans or investments. In fact, the FDIC has issued pronouncements alerting banks of its concern about banks with a heavy concentration of commercial real estate loans. These types of loans also typically are larger than residential real estate loans and other commercial loans. Because our loan portfolio contains a significant number of commercial and commercial real estate loans with relatively large balances, the deterioration of one or more of these loans may cause a significant increase in non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, and an increase in loan charge-offs, which could have an adverse impact on results of operations and financial condition.

Our non-performing assets have increased significantly and could continue to increase, which could adversely affect our results of operations and financial condition.

Our total non-performing assets (which include foreclosed real estate) were approximately $261 million at December 31, 2009, up from approximately $84 million at December 31, 2008. The significant increase in our non-performing assets adversely affects our net income and financial condition in various ways. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral less cost to sell, which may result in a charge-off of the value of the asset and lead us to increase our provision for loan losses. An increase in the level of non-performing assets also increases our risk profile and may impact the capital levels our regulators believe is appropriate in light of such risks. Continued decreases in the value of these assets, or the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition, perhaps materially. In addition to the carrying costs to maintain other real estate owned, the resolution of non-performing assets increases our loan administration costs generally, and requires significant commitments of time from management and our directors, which can be detrimental to performance of their other responsibilities. There can be no assurance that we will not experience further increases in non-performing assets in the future.

Our ability to access markets for funding and acquire and retain customers could be adversely affected by the deterioration of other financial institutions or to the extent the financial service industry’s reputation is damaged.

Reputation risk is the risk to liquidity, earnings and capital arising from negative publicity regarding the financial services industry. The financial services industry continues to be featured in negative headlines about the global and national credit crisis and the resulting stabilization legislation enacted by the U.S. federal government. These reports can be damaging to the industry’s image and potentially erode consumer confidence in insured financial institutions, such as our bank subsidiaries. In addition, our ability to engage in routine funding and other transactions could be adversely affected by the actions and financial condition of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, correspondent, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry in general, could lead to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience material changes in the level of deposits as a direct or indirect result of other banks’ difficulties or failure, which could affect the amount of capital we need.

Decline in the fair value of the Company’s investment portfolio could adversely affect earnings.

The fair value of our investment securities could decline as a result of factors including changes in market interest rates, credit quality and ratings, lack of market liquidity and other economic conditions. Investment securities are impaired if the fair value of the security is less than the carrying value. When a security is impaired, we determine whether impairment is temporary or other-than-temporary. We adopted an amendment to FASB ASC Topic 320, Investments — Debt and Equity Securities relating to the recognition and presentation of other-than-temporary impairments, effective for the interim period ended June 30, 2009, and accordingly if an impairment is determined to be other-than temporary, an impairment loss is recognized by reducing the amortized cost only for the credit loss associated with an other-than-temporary loss with a corresponding charge to earnings for a like amount.

Fluctuating interest rates can adversely affect profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, profitability. We seek to manage our interest rate risk within well established guidelines. Generally, we seek an asset and liability structure that insulates net interest income from large deviations attributable to changes in market rates. However, our structures and practices to manage interest rate risk may not be effective in a highly volatile rate environment.

If the goodwill recorded in connection with acquisitions becomes impaired, it could have an adverse impact on earnings and capital.

Accounting standards require that we account for acquisitions using the acquisition method of accounting. Under acquisition accounting, if the purchase price of an acquired company exceeds the fair value of its net assets, the excess is carried on the acquiror’s balance sheet as goodwill. At December 31, 2009, our assets included approximately $146.3 million of goodwill. In accordance with generally accepted accounting principles in the United States of America, goodwill is not amortized but rather is evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Although at the current time we have not incurred an impairment of goodwill, there can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material. An impairment of goodwill could have a material adverse affect on our business, financial condition and results of operations. Furthermore, an impairment of goodwill could subject us to regulatory limitations, including the ability to pay dividends on our common stock.

Growth through future acquisitions could, in some circumstances, adversely affect profitability or other performance measures.

We have in recent years acquired other financial institutions. We may in the future engage in selected acquisitions of additional financial institutions, including transactions that may receive assistance from the FDIC, although there can be no assurance that we will be able to successfully complete any such transactions. There are risks associated with any such acquisitions that could adversely affect profitability and other performance measures. These risks include, among other things, incorrectly assessing the asset quality of a financial institution being acquired, encountering greater than anticipated cost of integrating acquired businesses into our operations, and being unable to profitably deploy funds acquired in an acquisition. We cannot provide any assurance as to the extent to which we can continue to grow through acquisitions or the impact of such acquisitions on our operating results or financial condition.

We anticipate that we might issue capital stock in connection with future acquisitions. Acquisitions and related issuances of stock may have a dilutive effect on earnings per share and the percentage ownership of current shareholders.

We may pursue additional capital in the future, which could dilute the holders of our outstanding common stock and may adversely affect the market price of our common stock.

In the current economic environment, we believe it is prudent to consider alternatives for raising capital when opportunities to raise capital at attractive prices present themselves, in order to further strengthen our capital and better position ourselves to take advantage of opportunities that may arise in the future. Such alternatives may include issuance and sale of common or preferred stock, trust preferred securities, or borrowings by us, with proceeds contributed to our banking subsidiaries. Any such capital raising alternatives could dilute the holders of our outstanding common stock, and may adversely affect the market price of our common stock and our performance measures such as earnings per share.

Business would be harmed if we lost the services of any of our senior management team.

We believe our success to date has been substantially dependent on our Chief Executive Officer and other members of our executive management team, and on the Presidents of our bank subsidiaries. The loss of any of these persons could have an adverse affect on our business and future growth prospects.

Competition in our market areas may limit future success.

Commercial banking is a highly competitive business. We compete with other commercial banks, savings and loan associations, credit unions, finance, insurance and other non-depository companies operating in its market areas. We are subject to substantial competition for loans and deposits from other financial institutions. Some of our competitors are not subject to the same degree of regulation, taxes and restriction as we are. Some of our competitors have greater financial resources than we do. If we are unable to effectively compete in our market areas, our business, results of operations and prospects could be adversely affected.

We operate in a highly regulated environment and may be adversely affected by regulatory requirements or changes in federal state and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. In addition, as a publicly traded company, we are subject to regulation by the Securities and Exchange Commission. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws or regulations by financial institutions and holding companies in the performance of their supervisory and enforcement duties. Recently these powers have been utilized more frequently and extensively due to the serious national, regional and local economic conditions we are facing. In addition, regulatory oversight of and expectations for regulated banking institutions have increased, both generally and for us and our subsidiary banks. The exercise of regulatory authority may have a negative impact on our financial condition and results of operations.

We cannot predict the actual effects of recent legislation or the proposed regulatory reform measures and various governmental, regulatory, monetary and fiscal initiatives which have been and may be enacted on the financial markets, on us and our subsidiaries. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading price of our common stock.

Risks Associated with this Offering and Our Common Stock

The market price of our common stock may decline after the offering.

The price per share at which we sell the common stock may be more or less than the market price of our common stock on the date the offering is consummated. If the actual purchase price is less than the market price for the shares of common stock, some purchasers in the offering may be inclined to immediately sell shares of common stock to attempt to realize a profit. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common stock in the offering will be able to sell shares after the offering at a price that is equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of shares of common stock.

Our profitability measures could be adversely affected if we are unable to effectively deploy the capital raised in this offering.

As described under “Use of Proceeds,” we intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, opportunities such as FDIC-assisted acquisitions. There can be no assurance that we will be able to negotiate future acquisitions on terms acceptable to us. Furthermore, there can be no assurance that we can successfully complete such transactions, since they are subject to a formal bid process and regulatory review and approval. Investing the proceeds of this offering in securities until we are able to deploy the proceeds would provide lower income than we generally earn on loans and lower returns than we generally earn on stockholders’ equity, potentially adversely impacting shareholder returns, including earnings per share, return on assets and return on equity.

Our trust preferred securities have a priority right to payment of dividends.

We have periodically supported our continued growth through the issuance of trust preferred securities. Trust preferred securities have a priority right to distributions and payment over our common stock. At December 31, 2009, we had trust preferred securities and related debt totaling approximately $125 million.

We have various anti-takeover measures that could impede a takeover.

Our articles of incorporation include certain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest, merger or otherwise. These provisions include a requirement that any “Business Combination” (as defined in the articles of incorporation) be approved by at least 80% of the voting power of the then-outstanding shares, unless it is either approved by the board of directors or certain price and procedural requirements are satisfied. In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of us. These provisions may have the effect of lengthening the time required for a person to acquire control of us though a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of us. This could deprive our shareholders of opportunities to realize a premium for their Glacier common stock, even in circumstances where such action is favored by a majority of our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including information included or incorporated by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limit to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus supplement, any accompanying prospectus or the documents incorporated by reference, including “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports and other documents filed with the SEC:

•	the risks associated with lending and potential adverse changes in the credit quality of loans in our portfolio, including as a result of declines in the housing and real estate markets in our market areas;

•	increased loan delinquency rates;

•	the risks presented by a continuing economic downturn, which could adversely affect credit quality, loan collateral values, other real estate owned values, investment values, liquidity levels, and loan originations;

•	changes in market interest rates, which could adversely affect our net interest income and profitability;

•	costs or difficulties related to the integration of acquisitions;

•	the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;

•	reduced demand for banking products and services;

•	we may not be able to grow organically or successfully complete any acquisitions, including FDIC-assisted acquisitions;

•	the risks presented by public stock market volatility, which could adversely affect the market price of our common stock and our ability to raise additional capital in the future;

•	regulatory requirements or changes could negatively impact our earnings, capital, liquidity and ability to pay dividends;

•	competition from other financial services companies in our markets;

•	loss of services from the senior management team; and

•	our success in managing risks involving the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in “Risk Factors” above and in our reports filed with the Securities and Exchange Commission. Please take into account that forward-looking statements speak only as of the date of this prospectus supplement or, in the case of any accompanying prospectus or documents incorporated by reference in the prospectus, the date of such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us of approximately $     , will be approximately $     , or approximately $      if the underwriters’ over-allotment option is exercised in full.

We intend to use the net proceeds of the offering to support the continued growth of our banks and for general corporate purposes, which may include, without limitation, investments at the holding company level, capital allocations to our banking subsidiaries, and potential future business opportunities in our market areas, such as FDIC-assisted transactions. However, there can be no assurance that we can successfully complete any such transactions. See “Risk Factors — We may not be able to continue to grow our company organically or through acquisitions.”

Pending allocation to specific uses, we intend to invest the proceeds in short-term investment grade securities and other short-term investment instruments. We have not designated the amount of net proceeds we will use of any particular purpose; accordingly, we will have broad discretion in the future allocation of the net proceeds of this offering.

CAPITALIZATION

The following table shows our consolidated capitalization as of December 31, 2009 and to give effect to the issuance of the common stock offered hereby. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus.

		As
As of December 31, 2009	Actual	Adjusted(1)
	(Dollars in thousands, except per share data)

Long-term debt:
Junior subordinated debentures	$124,988	$
FHLB term debt (maturing after 12/31/10)	204,310

Total long-term debt	$329,298	$
Shareholders’ equity:
Common stock, $0.01 par value; 117,187,500 shares authorized; 61,619,803 shares outstanding; shares outstanding, as adjusted	$616	$
Paid in capital	497,493
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares outstanding	—
Retained earnings	188,129
Accumulated other comprehensive loss	(348)

Total shareholders’ equity	$685,890	$
Book value per share	$11.13	$
Tangible book value per share(2)	$8.53	$
Equity to total assets	11.08%		%
Tangible equity to tangible assets(3)	8.72%		%
Regulatory capital ratios:(4)
Total capital (to risk-weighted assets)	15.29%		%
Tier 1 capital (to risk-weighted assets)	14.02%		%
Tier 1 capital (to leverage assets)	11.20%		%

(1)	Based on the sale of shares of common stock at a price per share of $ (to the public) and $ (to the Company), and net proceeds thereof of approximately $ million after deducting underwriting discount and commissions and our estimated expenses. If the underwriters’ over-allotment option is exercised in full, net proceeds will increase to approximately $ million.

(2)	Tangible book value per share is defined as total shareholders’ equity, less any outstanding preferred stock, reduced by recorded goodwill and other intangible assets divided by the total common shares outstanding.

(3)	Tangible equity to tangible assets is defined as total shareholders’ equity, less any outstanding preferred stock, reduced by recorded goodwill and other intangible assets divided by total assets reduced by recorded goodwill and other intangible assets.

(4)	Represents regulatory capital ratios of Glacier Bancorp, Inc.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GBCI.” On March 12, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $14.79 per share.

The high and low sales prices (based on daily closing price) and cash dividends declared per share for the periods indicated are shown in the table below.

			Cash
			Dividends
Fiscal Quarter	High	Low	Per Share

2010
First (through March 12, 2010)	$15.63	$13.75	$—

2009
First	$19.36	$12.15	$0.13
Second	$18.97	$14.67	$0.13
Third	$16.80	$12.92	$0.13
Fourth	$14.62	$11.92	$0.13

2008
First	$20.48	$15.54	$0.13
Second	$21.78	$15.99	$0.13
Third	$27.72	$14.46	$0.13
Fourth	$25.36	$14.12	$0.13

DIVIDEND POLICY

Historically we have declared cash dividends on a quarterly basis, typically in March, June, September and December of each year. Our board of directors considers the dividend amount quarterly and takes a broad perspective in its dividend deliberations, including a review of recent operating performance, capital levels and loan concentrations as a percentage of capital, growth projections and applicable federal and state regulations and regulatory guidance. There can be no assurance that we will be able to continue paying dividends commensurate with recent levels. See “Description of Capital Stock — Dividend Rights” and “Risk Factors — There can be no assurance we will be able to continue paying dividends on our common stock at recent levels”.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 117,187,500 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus supplement, we have no shares of preferred stock issued. Our board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as our board of directors may determine.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.”

As of February 28, 2010 there were 61,619,803 shares of our common stock outstanding, held of record by approximately 17,742 holders of record. On such date, 2,294,925 shares were subject to outstanding stock options under our employee and director stock option plans.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our articles of incorporation and our bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus supplement is a part.

General

Each holder of our common stock is entitled to one vote per share. Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. Upon any liquidation or winding-up of our business, the holders of our common stock are entitled to share, on a pro rata basis, any remaining assets after provision for liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. Holders of our common stock have no preemptive right to subscribe to any additional securities that may be issued.

Dividend Rights

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. We paid dividends of $0.13 per share in each quarter of 2009. There can be no assurance that we will be able to continue paying quarterly dividends commensurate with recent levels (see “Risk Factors— There can be no assurance we will be able to continue paying dividends on our common stock at recent levels”). Our ability to pay dividends depends on the amount of dividends paid to us by our subsidiaries. In that regard, the ability of some of our subsidiary banks to pay dividends to us is subject to prior regulatory approval. Furthermore, our payment of dividends is subject to regulatory oversight and review. For instance, in connection with the recent completion of our regulatory exam, we received correspondence from the Federal Reserve requiring us to provide prior written notice and related information for staff review before declaring or paying dividends. Regulatory authorities may also prohibit banks and bank holding companies from paying dividends in a manner deemed to constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.

Approval of Certain Transactions

The Montana Business Corporation Act (“MBCA”) does not contain any “anti-takeover” provisions imposing specific requirements or restrictions on transactions between a corporation and significant shareholders. Our articles of incorporation contain a provision requiring that specified transactions with an “interested shareholder” be approved by 80% of the voting power of the then outstanding shares, unless it is approved by our board of directors, or certain price and procedural requirements are satisfied. An “interested shareholder” is broadly defined to include an individual, firm, corporation or other entity that has the right, directly or indirectly, to acquire or control the voting or disposition of 10% or more of our outstanding voting stock.

The MBCA provides that a plan of merger involving a Montana corporation must be approved by each voting group entitled to vote separately by a affirmative vote of two-thirds of all votes entitled to be cast, unless the corporation’s articles of incorporation provide that a majority of all votes entitled to be cast is sufficient to constitute approval. Our articles of incorporation provide that subject to the shareholder approval requirement with respect to “interested shareholder” transactions described above, a majority of all votes entitled to be cast is sufficient to approve any plan of merger or share exchange requiring shareholder approval under the MBCA.

Indemnification and Limitation of Liability

Under the MBCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of an action where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Montana law requires indemnification if the director or officer is wholly successful on the merits of the action. Our bylaws provide that we shall indemnify our directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in the name of the corporation, commonly referred to as a derivative action. Under the MBCA, any indemnification of a director in a derivative action must be reported to shareholders in writing prior to the next annual meeting of shareholders.

Our articles of incorporation eliminate the personal liability of directors and officers for monetary damages to the fullest extent permitted by the MBCA.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through D.A. Davidson & Co., which is acting as sole book-running manager of the offering and as representative of the several underwriters (the “Underwriters”). We have entered into a firm commitment underwriting agreement with the Underwriters (the “Underwriting Agreement”), subject to the conditions of which we have agreed to sell to the Underwriters, and such Underwriters have severally agreed to purchase from us, the respective number of sharers of common stock appearing opposite their names below:

Underwriters	Number of Shares

D.A. Davidson & Co.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Stifel, Nicolaus & Company, Incorporated
Total

The Underwriters have agreed, severally and not jointly, to purchase all of the shares shown in the above table if any of those shares are sold in this offering. If an Underwriter defaults in an amount in excess of that described in the Underwriting Agreement, the Underwriting Agreement provides that the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated under certain circumstances.

The Underwriters are offering the shares of common stock subject to their acceptance of the shares from us, subject to prior sale and subject to approval of legal matters by counsel for the Underwriters, including confirming the validity of the shares of common stock being offered. The Underwriting Agreement also provides that the obligation of the Underwriters to purchase the shares of common stock offered by this prospectus supplement is subject to the satisfaction of the conditions contained in the Underwriting Agreement, including, among other things, the receipt of legal opinions, officers’ certificates and other customary closing documents, and the absence of any material adverse changes affecting us or our business.

The Underwriters reserve the right to withdraw, cancel or modify offer to the public and to reject orders in whole or in part. The Underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority in excess of 5% of the total number of shares offered by them.

The Underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a selling concession not in excess of $      per share. The Underwriters also may allow, and dealers may reallow, a concession not in excess of $      per share to brokers and dealers. If all of the shares are not sold at the public offering price, the Underwriters may change the offering price and other selling terms.

Over-Allotment Option.  We have granted the Underwriters an option to purchase up to           additional shares of our common stock at the public offering price less the underwriting discount. The Underwriters may exercise this option, in whole or in part, at any time and from time to time for 30 days from the date of the Underwriting Agreement, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the Underwriters exercise this option, each will have a firm commitment, as long as the conditions of the Underwriting Agreement are satisfied, to purchase approximately the same percentage of the additional shares of common stock that the number of shares of common stock to be purchased by that Underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table, and we will be obligated to sell such shares of common stock to the Underwriters. If purchased, the additional shares will be sold by the Underwriters on the same terms as those on which the other shares are sold.

Underwriting Discount and Offering Expenses.  The following table shows the per share and total public offering price, underwriting discount to be paid to the underwriters, and the net proceeds to us before expenses. This information is presented assuming both no exercise and full exercise by the Underwriters of the over-allotment option.

Total
		Without	With
	Per	Overallotment	Overallotment
	Share	Exercise	Exercise

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the expenses of this offering, all of which will be paid by us, exclusive of the underwriting discount, will be approximately $     , which includes legal, accounting and printing costs and various other fees associated with registering our common stock.

In connection with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to the Underwriters in connection with the sale of shares pursuant to this prospectus supplement will not exceed 8% of the total offering price to the public of the shares as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8% in connection with this offering.

Listing.  Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.”

Stabilization.  In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including: stabilizing transactions; short sales; syndicate covering transactions; imposition of penalty bids; and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the Underwriters create a naked short position, they will purchase shares in the open market to cover the position. The Underwriters also may impose a penalty bid on dealers participating in the offering. This means that the Underwriters may reclaim from the dealers participating in the offering the underwriting discount, commissions and selling concession on shares sold by them and purchased by the Underwriters in stabilizing or short- covering transactions.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the Underwriters commence any of these activities, they may discontinue them at any time. The Underwriters may carry out these transactions on the Nasdaq Global Select Market or otherwise. In connection with this offering, selling group members who are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market. Passive market making is allowed during the period when the SEC’s rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering or before the commencement of offers or sales of the common stock. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker’s bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The Underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Lock-up Agreements.  We have agreed with the Underwriters that, during the period ending 90 days after the date of this prospectus supplement, which we refer to as the restricted period, neither we, nor any of our executive officers and directors will, without the prior consent of D.A. Davidson & Co., directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities which may be converted into or exchanged or exercised for any such shares of common stock, or enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of our common stock. The restricted period is subject to a limited extension of 18 days in certain circumstances if shares of our common stock are not “actively traded securities,” as defined in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended. The foregoing restrictions do not apply to: the sale by us of shares of common stock to the Underwriters in this offering; the issuance by us of shares of common stock upon the exercise of outstanding options or warrants; the grant of employee stock options not exercisable during the restricted period pursuant to our existing stock incentive plans; and transfers of shares of common stock or securities convertible into or exercisable or exchangeable for common stock by any of the persons subject to a lock-up agreement (a) as a bona fide gift or gifts, (b) by will or intestacy or (c) to any member of such person’s immediate family or a trust created for the direct or indirect benefit of such person or the immediate family thereof, provided that, in any such case, the transferee or transferees shall execute and deliver to D.A. Davidson & Co., before such transfer, an agreement to be bound by the restrictions on transfer described above. In addition, during the restricted period, subject to certain exceptions, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of D.A. Davidson & Co.

Indemnification.  We will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the Underwriters may be required to make because of those liabilities.

Online Offering.  A prospectus supplement with the accompanying prospectus in electronic format may be made available on the websites or through online services maintained by one or more of the Underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending on the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Other than the prospectus supplement with the accompanying prospectus in electronic format, the information on any such website, or accessible through any such website, is not part of the prospectus supplement or accompanying prospectus. Shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other Relationships.  The Underwriters and their affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. D.A. Davidson & Co. has previously been engaged by us as an underwriter of our securities and as a financial advisor in connection with certain of our prior acquisitions.

The Underwriters have advised us that, except as specifically contemplated in the Underwriting Agreement, they owe no fiduciary or other duties to us in connection with this offering, and that they may have agreements and relationships with, and owe duties to, third parties, including potential purchasers of the securities in this offering, that may create actual, potential or apparent conflicts of interest.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby has been passed upon for us by Christensen, Moore, Cockrell, Cummings & Axelberg, P.C. Dorsey & Whitney LLP is acting as counsel for the Underwriter in connection with certain legal matters relating to the shares of common stock offered hereby.

PROSPECTUS
$250,000,000

Glacier Bancorp, Inc

Common Stock
Preferred Stock
Common Stock Purchase Warrants

We may offer and sell, from time to time in one or more offerings, shares of our common stock, $.01 par value per share, shares of our preferred stock, $.01 par value per share, and warrants to purchase shares of our common stock.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference” before you make your investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell our securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of our securities. If any agents, dealers or underwriters are involved in the sale of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts and will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. Our net proceeds from the sale of our securities will also be set forth in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page B-1 of this prospectus, as well as in supplements to this prospectus.

SHARES OF OUR COMMON STOCK, PREFERRED STOCK AND COMMON STOCK PURCHASE WARRANTS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY OF OUR BANK OR NON-BANK SUBSIDIARIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 3, 2008.

B-i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer our securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

We may in the future add one or more additional classes of securities to the shelf registration statement of which this prospectus is a part, by filing a post-effective amendment to the registration statement as permitted by applicable regulations promulgated by the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

RISK FACTORS

You should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference into this prospectus and any accompanying prospectus supplement, before making an investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including information included or incorporated by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports and other documents filed with the SEC:

•	the risks associated with lending and potential adverse changes in credit quality;

•	increased delinquency rates;

•	competition from other financial services companies in our markets;

•	the risks presented by a continued economic slowdown, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations;

•	legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions;

•	demand for banking products and services may decline;

•	the risks presented by a continued economic slowdown and the public stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future; and

•	our success in managing risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in “Risk Factors” above and in our reports filed with the SEC. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference in this prospectus, the date of any such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy information and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional information about us and the securities being offered.

In addition, we maintain a corporate website, www.glacierbancorp.com. We make available through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superceded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus and until the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed February 29, 2008;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed May 12, 2008; and the quarter ended June 30, 2008, filed August 8, 2008;

•	Current Reports on Form 8-K filed January 3, 2008; June 26, 2008; June 27, 2008; August 20, 2008; August 29, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-B, filed with the SEC on November 19, 1990 (Registration No. 0-18911), and any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901
(406) 751-4703
Attention: LeeAnn Wardinsky, Corporate Secretary

ABOUT GLACIER

Glacier Bancorp, Inc. is a regional multi-bank holding company headquartered in Kalispell, Montana. We provide commercial banking services from more than 96 banking offices throughout Montana, Idaho, Wyoming, Utah and Washington. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations and public entities.

We are the parent holding company of ten wholly owned subsidiary commercial banks:

•	Glacier Bank, located in Kalispell, Montana, founded in 1955;

•	First Security Bank of Missoula, Montana, founded in 1973

•	Valley Bank of Helena, Montana, founded in 1978;

•	Big Sky Western Bank, located in Bozeman, Montana, founded in 1990;

•	Western Security Bank, located in Billings, Montana, founded in 2001;

•	First Bank of Montana, located in Lewistown, Montana, founded in 1924;

•	Mountain West Bank, located in Coeur d’Alene, Idaho with two branches in Utah and three branches in Washington, founded in 1993;

•	1st Bank, located in Evanston, Wyoming, founded in 1989;

•	Citizens Community Bank, located in Pocatello, Idaho, founded in 1996; and

•	First National Bank of Morgan, Utah, founded in 1903.

Additionally, on August 19, 2008, we entered into a merger agreement for the acquisition of Bank of the San Juans Bancorporation, headquartered in Durango, Colorado, which is anticipated to close in the fourth quarter of 2008.

As of September 30, 2008, we had total assets of approximately $5.2 billion, total net loans receivable and loans held for sale of approximately $3.9 billion, total deposits of approximately $3.0 billion and approximately $559.0 million in stockholders’ equity. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GBCI.”

USE OF PROCEEDS

We will use the net proceeds from our sale of the securities for general corporate purposes, which may include repaying indebtedness, making additions to our working capital, funding possible future acquisitions, or for any other purpose we describe in the applicable prospectus supplement. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby to one or more underwriters for public offering and sale by them and may also sell the securities directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have also reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions (i) at a fixed price; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate the underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus summary the specific plan of distribution, any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with or perform services for us in the ordinary course of their business for which they receive compensation.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, shares of preferred stock, and/or warrants to purchase our common stock under this prospectus. A description of the securities, the terms of offering of securities, the initial offering price, the net proceeds to us and other material terms of the securities being offered will be contained in the prospectus supplement and other offering material relating to such offering. Any such description of the securities offered will be qualified in its entirety by reference to our articles of incorporation and bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Glacier Bancorp, Inc. as of December 31, 2007, 2006 and 2005 and for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007. Such consolidated financial statements have been incorporated in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.